EXHIBIT 99.1

YUM! BRANDS REALIGNS BUSINESS DIVISIONS TO PROPEL GLOBAL GROWTH

US and Yum! Restaurants International Combined to Focus on Global Brands

Louisville, KY (November 20, 2013): Yum! Brands, Inc. (NYSE:YUM) today announced it is reorganizing its business to drive greater brand and geographic focus.  Effective January 1, 2014, Yum! Brands, Inc. will combine its Yum! Restaurants International (YRI) and the U.S. individual divisions for KFC, Pizza Hut and Taco Bell.  Yum! Restaurants China and Yum! Restaurants India will remain separate divisions given their strategic importance and enormous growth potential.

The KFC, Pizza Hut and Taco Bell divisions will define and drive the strategic positioning and operating models for the Brands, working closely with the China and India division teams. “We believe that having 100% focused brand teams will enable us to more aggressively accelerate growth. We also believe know-how sharing will be more powerful by bringing the U.S. and international businesses together,” said David C. Novak, Chairman and Chief Executive Officer, Yum! Brands, Inc. “This is a natural evolution from where we are today. Over the last few years, we have been separating our YRI field business units by Brand. The next logical step was to organize our division leadership and resources by Brand, as we are now doing,” he added.

The new leadership structure, reporting to Novak includes: Sam Su, Yum! Brands Vice Chairman and Chairman and CEO of Yum! Restaurants China; Micky Pant, CEO of KFC; Scott Bergren, CEO of Pizza Hut; Greg Creed, CEO of Taco Bell; and Niren Chaudhary, President of Yum! Restaurants India.  Also reporting to Novak are the YUM corporate functional leaders of finance, operations, human resources, public affairs and legal.  Rick Carucci played a major role in developing the new organizational strategy and resulting structure.  He announced his plans to retire as Yum! Brands President in March 2014 following a smooth transition to the new structure.  “Rick Carucci has been an incredible partner to me, and the Company will be forever grateful for his many contributions over a long career with YUM,” said Novak.  “As we move forward, I couldn’t be more confident that the best is yet to come-for our customers, our associates and our franchisees-as we leverage our brand portfolio to grow our business around the world.”

Commensurate with this new organizational structure and beginning in fiscal year 2014, Yum! Brands will be providing financial reporting by global division: KFC, Pizza Hut and Taco Bell, as well as for Yum! Restaurants China and Yum! Restaurants India.  More details related to this new organizational structure and financial reporting will be shared at Yum! Brands’ annual investor meeting on December 4th in New York City, beginning at 8:45 a.m. EST.  This meeting will be webcast live and a replay of the webcast will be available following the event.  The webcast and presentations will be available online through the Yum! Brands Investor Relations website at http://www.yum.com/investors.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: food safety and food borne-illness issues; economic conditions, consumer preferences, adverse publicity, tax rates, the regulatory environment, increased competition and other risks in China, where a significant and growing portion of our restaurants are located; economic and political conditions in the other countries where we operate; the success of our international development strategy; commodity, labor and other operating costs; our ability to secure and maintain distribution and adequate supply to our restaurants; the continued viability and success of our franchise and license operators; publicity that may impact our business and/or industry; pending or future litigation and legal claims or proceedings; the impact or threat of any widespread illness or outbreaks of viruses or other diseases; consumer preferences and perceptions of our brands; the success of our refranchising strategy; significant changes in global economic conditions, including consumer spending, consumer confidence and unemployment; new and changing government regulations; our effective tax rates and disagreements with taxing authorities; our ability to protect the integrity and security of individually identifiable data of our customers and employees; competition within the retail food industry, including with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties; and risks associated with the Little Sheep business. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

About Yum! Brands
Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 130 countries and territories. Yum! Brands is ranked #201 on the Fortune 500 List with revenues of over $13 billion in 2012 and in 2013 was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened on average over five new restaurants per day in 2012, making it a leader in international retail development.
 Contacts:

Yum! Brands, Inc.
Analysts are invited to contact:
Steve Schmitt, 888-298-6986
Vice President Investor Relations
or
Donny Lau, 888-298-6986
Director Investor Relations
or
Members of the media are invited to contact:
Amy Sherwood, 502-874-8200
Vice President Public Relations